Exhibit 99.1
Press Release           Source: Community Bankers Trust Corporation
Community Bankers Trust Corporation Acquires Suburban Federal Savings Bank, Crofton, Maryland, in an FDIC Assisted Transaction
Friday January 30, 2009, 8:18 pm EST
GLEN ALLEN, Va.—(BUSINESS WIRE)—Community Bankers Trust Corporation (the “Company” or “CBTC”) (NYSE Alternext US:BTC) is pleased to announce that Bank of Essex (“BOE”), a wholly-owned, Virginia state-chartered banking subsidiary of the Company, has entered into a purchase and assumption agreement with the Federal Deposit Insurance Corporation (“FDIC”), as receiver for Suburban Federal Savings Bank, Crofton, Maryland (“SFSB”), providing for the assumption by BOE, effective 6:00 pm Friday, January 30, 2009, of all deposit liabilities and the purchase of certain assets of SFSB. BOE is assuming approximately $312 million in deposits, all of which are deemed to be core deposits. BOE has received a discount on these deposits of $45 million. BOE is purchasing approximately $348 million in loans and other assets, and will be providing loan servicing to SFSB’s existing loan customers. BOE has entered into a loss share arrangement with the FDIC with respect to the assets purchased. All deposits have been fully assumed and all deposits maintain their current insurance coverage. The existing branches of SFSB will open Saturday morning as Essex Bank, a division of Bank of Essex. SFSB operated seven branches in the greater Baltimore/Washington, D.C. metro area, Crofton, Arnold, Rockville, Clinton, Landover Hills, Catonsville, and Rosedale, Maryland.
George M. Longest, Jr., Chief Executive Officer of CBTC and BOE said, “Since 1926, BOE has had a proud history of operating as a core community bank, serving its local community though conservative lending and prudent balance sheet management. This past year we continued this tradition with the addition of TransCommunity Bank, N.A., Glen Allen, Virginia and The Community Bank, Loganville, Georgia, which were each recently merged into BOE. Today, we stand solid with one of the strongest balance sheets in the industry, with capital levels well above our peers. SFSB has proudly served its local communities’ banking needs since 1955. We look forward to working with the employees of SFSB in building an even stronger community banking team and serving the needs of our combined customers and the local communities in which we operate. We are excited about the opportunities that lay before us in the greater Baltimore/Washington D.C. metro area. Saturday morning, customers of SFSB, as customers of Essex Bank, will find it is business as usual with the same friendly staff and the same desire to provide full personal service and attention to our customers.”
Gary A. Simanson, Vice-Chairman of the Company, commented, “part of our strategic plan, in addition to operating a core community bank, has been to build a franchise through select value added acquisition opportunities and reach out to attractive markets beyond the Commonwealth of

Virginia. We find the addition of SFSB, headquartered in Crofton, Maryland, to be such an opportunity. Not only are we teaming up with a long established community bank, in some of the highest growth markets in the country, we are making a statement that we are open to looking at other opportunities should they arise in the greater Washington D.C. market, including Northern Virginia. We believe that we demonstrated the appropriate pricing discipline in approaching this transaction and anticipate that the transaction will be accretive to both tangible book value and earnings within the first full quarter of combined operations while generally avoiding any direct credit risk. While there are always execution risks in any transaction, we feel that the long operating history of SFSB in its local community helps limits these risks. The local culture of SFSB is much like that of the Bank of Essex. These continue to be interesting times in the banking industry and with our strong capital position and experienced banking team, including recent and anticipated additions to our team, we look forward to continuing to build both a highly respected community banking franchise and long-term shareholder value. We appreciate the assistance of our regulators in consummating this transaction and will endeavor to work with them closely to see that the banking needs of the local communities will continue to be well served.”
About Community Bankers Trust Corporation.
CBTC is a well-capitalized, single-bank holding company headquartered in the greater Richmond, Virginia market, with approximately $1.35 billion in assets, $1.12 billion in deposits, $800 million in loans, and $166 million in capital. It operates 13 full service banking facilities from Virginia’s Chesapeake Bay to the Shenandoah Valley under the Bank of Essex, Bank of Goochland, Bank of Powhatan, Bank of Louisa and Bank of Rockbridge brand names; four branches in the greater Atlanta, Georgia market under the Essex Bank brand name; and seven branches in the greater Baltimore/Washington, D.C. metro area under the Essex Bank brand name. Additional information is available on the Company’s website at www.cbtrustcorp.com. The shares of the Company are traded on the NYSE Alternext US under the symbol “BTC”.
Forward-Looking Statement:
This release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Facts that may cause actual results to differ materially from those contemplated by such forward-looking statements include competitive pressures in the banking industry that may increase significantly; changes in the interest rate environment may reduce margins and/or the volumes and values of loans made or held as well as the value of other financial assets held; general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, deterioration in credit quality and/or a reduced demand for credit or other services; changes in the legislative or regulatory environment, including changes in accounting standards, may adversely affect our business; costs or difficulties related to the integration of the business and the businesses we have acquired may be greater than expected; expected cost savings associated with recently completed acquisitions may not be fully realized or realized within the expected time frame; our competitors may have greater financial resources and develop products that enable them to compete more successfully; changes in business conditions, changes in the securities market, and changes in our local economy with regards to our market area. We assume no obligation to update information contained in this release.
Contact:
Community Bankers Trust Corporation
Bruce E. Thomas
Senior Vice President/Chief Financial Officer
804-443-4343
or
Gary A. Simanson
Vice-Chairman, Chief Strategic Officer
202-431-0507